As filed with the Securities and Exchange Commission on October 27, 2004

Registration Statement No. 333-118142

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 8

to
Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Build-A-Bear Workshop, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5945	43-1883836
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1954 Innerbelt Business Center Drive

St. Louis, Missouri 63114
(314) 423-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Maxine Clark

Chief Executive Bear
Build-A-Bear Workshop, Inc.
1954 Innerbelt Business Center Drive
St. Louis, Missouri 63114
(314) 423-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James H. Erlinger III, Esq. R. Randall Wang, Esq. Bryan Cave LLP One Metropolitan Square 211 North Broadway, Suite 3600 St. Louis, Missouri 63102-2750 (314) 259-2000 (314) 259-2020 (fax)	Rohan S. Weerasinghe, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000 (212) 848-7179 (fax)

      Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      This Amendment No. 8 to the Registration Statement on Form S-1 (File No. 333-118142) is being filed to include additional exhibits. This Amendment No. 8 does not modify any provision of the Prospectus constituting Part I of the Registration Statement or Items 14, 15 or 17 or Part II of the Registration Statement. Accordingly, such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Build-A-Bear in connection with the sale of the common stock being registered hereby, other than underwriting commissions and discounts. All amounts are estimates except the SEC registration fee, the NASD filing fee and the New York Stock Exchange listing fee.

Registration fee	$19,815.89
NASD filing fee	16,140.00
NYSE listing fee	150,000.00
Blue Sky fees and expenses	10,000.00
Printing and engraving expenses	350,000.00
Legal fees and expenses	850,000.00
Accounting fees and expenses	400,000.00
Transfer agent and registrar fees	10,800.00
Miscellaneous	393,244.11

Total	$2,200,000.00

      We intend to pay all expenses of registration, issuance and distribution.

      * To be supplied by amendment

Item 14.	Indemnification of Directors and Officers

      Our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) liability for payments of dividends or stock purchases or redemptions in violation of Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. In addition, our certificate of incorporation provides that we will, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than such law permitted us to provide prior to such amendment), indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, or as our representative in a partnership, joint venture, trust or other entity, (an “indemnitee”) against expenses, liabilities, and losses (including attorneys’ fees, judgments, fines, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith. We have also entered into separate indemnification agreements with our directors that require us, among other things, to indemnify each of them against certain liabilities that may arise by reason of their status or service other than liabilities unless it is determined that he or she did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      The right to indemnification set forth above includes the right for us to pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires an advancement of expenses incurred by an indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to us of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred herewith are contract rights and continue as to an indemnitee who has ceased to be a director, officer, employee or agent and inures to the benefit of the indemnitee’s heirs, executors, and administrators.

      The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that, despite such adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

      The selling stockholders and we have agreed to indemnify the underwriters and their controlling persons, and the underwriters have agreed to indemnify the selling stockholders, us and our controlling persons, against certain liabilities, including liabilities under the Securities Act. Reference is made to the Underwriting Agreement filed as part of the exhibits hereto.

      See Item 17 for our undertaking to submit to adjudication the issue of indemnification for violation of the securities laws.

Item 15.	Recent Sales of Unregistered Securities

      Since September 20, 2001, the registrant has issued and sold the following securities:

      1. In September, November and December 2001, the registrant issued and sold to 14 private investors 3,467,337 shares of Series D preferred stock at a price per share of $6.10 for an aggregate consideration of $21,150,756 pursuant to a Stock Purchase Agreement dated as of September 21, 2001. None of the transactions described in this item 1 involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and Regulation D promulgated thereunder. The parties purchasing the securities described in this item 1 represented to the registrant that they were accredited investors at the time of such purchase and further represented to the registrant their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates issued in such transactions and all recipients had adequate access, through their relationships with the registrant, to information about the registrant.

      2. In August 2002, the registrant granted stock options to purchase 55,000 shares of its common stock to members of its management team pursuant to its 2000 Stock Option Plan, as amended. Such options were granted at an exercise price of $8.42. Under the 2000 Stock Option Plan and the option agreements, the options vest ratably in installments of one-fourth per year starting on the first anniversary of the date of the grant. The purchase price of the common stock under each option was equal to at least 100% of the fair market value, or at least 110% of the fair market value for individuals who own more than 10% of the combined voting power of all classes of common stock, as determined by the compensation committee. Options to purchase an aggregate of 30,000 shares have been forfeited. The awards of options described in this item 2 were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 of the Securities Act, in that they were made either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701 and the aggregate exercise price of options awarded during any consecutive 12-month period was less than the maximum amount allowed pursuant to Rule 701, or in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

      3. In April 2003, the registrant granted stock options to purchase 263,984 shares of its common stock to members of its management team and other employees, pursuant to its 2002 Stock Option Plan. Such options were granted at an exercise price of $9.10. Under the 2002 Stock Option Plan and the option agreements, the options vest ratably in installments of one-fourth per year starting on the first anniversary of the date of the grant. The purchase price of the common stock under each option was equal to at least 100% of the fair market value, or at least 110% of the fair market value with respect to any individual who owns more than 10% of the total combined voting power of all classes of registrant’s common stock, as determined by the compensation committee. Options to purchase an aggregate of 187 shares have been exercised and options to purchase an aggregate of 69,000 shares have been canceled without being exercised. The awards of options described in this item 3 were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 of the Securities Act, in that they were made either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701 and the aggregate exercise price of options awarded during any consecutive 12-month period was less than the maximum amount allowed pursuant to Rule 701, or in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

      4. In April 2003, the registrant granted nonqualified stock options to purchase 7,500 shares of its common stock to a director pursuant to its 2002 Stock Option Plan. Such options were granted at an exercise price of $9.10. Under the 2002 Stock Option Plan and the option agreement, the options vest ratably in installments of one-fourth per year starting on the first anniversary of the date of the grant. The purchase price of the common stock under each option was determined by registrant’s compensation committee. Options to purchase these 7,500 shares have been exercised. The award of options and sale of common stock upon exercise described in this item 4 were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 of the Securities Act, in that they were made either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701 and the aggregate exercise price of options awarded during any consecutive 12-month period was less than the maximum amount allowed pursuant to Rule 701, or in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

      5. From March 31, 2004 through April 26, 2004, the registrant granted options to purchase 299,734 shares of its common stock, to members of its management team and other employees, pursuant to its 2002 Stock Option Plan. Such options were granted at an exercise price of $8.78. Options to purchase an aggregate of 2,750 shares have been canceled without being exercised. Under the 2002 Stock Option Plan and the option agreements, the options vest ratably in installments of one-fourth per year starting on the first anniversary of the date of the grant. The purchase price of the common stock under each option was equal to at least 100% of the fair market value, or at least 110% of the fair market value with respect to any individual who owns more than 10% of the total combined voting power of all classes of common stock, as determined by the compensation committee. The awards of options described in this item 5 were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 of the Securities Act, in that they were made either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701 and the aggregate exercise price of options awarded during any consecutive 12-month period was less than the maximum amount allowed pursuant to Rule 701, or in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

      6. On May 19, 2004, the registrant granted nonqualified stock options to purchase 2,500 shares of its common stock to a director pursuant to its 2002 Stock Option Plan. Such options were granted at an exercise price of $8.78. Under the 2002 Stock Option Plan and the option agreement, the options vest ratably in installments of one-fourth per year starting on the first anniversary of the date of the grant. The purchase price of the common stock under each option was determined by registrant’s compensation committee. These options have been forfeited. The award of options described in this item 6 was deemed to be exempt from registration under the Securities Act by virtue of Rule 701 of the Securities Act, in that it was made either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701 and the aggregate exercise price of options awarded during any consecutive 12-month period was less than the maximum amount allowed pursuant to Rule 701, in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

      The recipients of securities in the transactions described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the registrant.

Item 16.	Exhibits and Financial Statement Schedules

      (a) The following is a list of exhibits filed as a part of this Registration Statement:

Exhibit
Number		Description

1.1		Form of Underwriting Agreement
2	.1**	Agreement and Plan of Merger dated April 3, 2000 between Build-A-Bear Workshop, L.L.C. and the Registrant
3	.1**	Amended and Restated Certificate of Incorporation of the Registrant dated August 10, 2004
3	.2**	Bylaws of the Registrant as currently in effect
3	.3**	Form of Third Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the closing of this offering
3	.4**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the closing of this offering
4	.1**	Specimen Stock Certificate
4	.2**	Stock Purchase Agreement by and among the Registrant, Catterton Partners IV, L.P., Catterton Partners IV Offshore, L.P. and Catterton Partners IV Special Purpose, L.P. and the Purchasers named therein dated as of April 3, 2000
4	.3**	Stock Purchase Agreement by and among the Registrant and the other Purchasers named therein dated as of September 21, 2001
4	.4**	Amended and Restated Stockholders’ Agreement, dated as of September 21, 2001 by and among the Registrant and certain stockholders
4	.5**	Amended and Restated Registration Rights Agreement, dated September 21, 2001 by and among Registrant and certain stockholders named therein
5	.1**	Opinion of Bryan Cave LLP
10	.1**	Build-A-Bear Workshop, Inc. 2000 Stock Option Plan
10	.1.1**	Form of Incentive Stock Option Agreement under the Build-A-Bear Workshop, Inc. 2000 Stock Option Plan

Exhibit
Number		Description

10	.1.2**	Form of Nonqualified Stock Option Agreement under the Build-A-Bear Workshop, Inc. 2000 Stock Option Plan
10	.2**	Build-A-Bear Workshop, Inc. 2002 Stock Incentive Plan, as amended
10	.2.1**	Form of Manager-Level Incentive Stock Option Agreement under the Build-A-Bear Workshop, Inc. 2002 Stock Option Plan
10	.2.2**	Form of Nonqualified Stock Option Agreement under the Build-A-Bear Workshop, Inc. 2002 Stock Option Plan
10	.3**	Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan
10	.3.1**	Form of Incentive Stock Option Agreement under the Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan
10	.3.2**	Form of Director Nonqualified Stock Option Agreement under the Build-A-Bear Workshop, Inc. 2004 Stock Incentive Plan
10	.3.3**	Model Incentive Stock Option Agreement Under the Registrant’s 2004 Stock Incentive Plan
10	.3.4**	Form of Employee Nonqualified Stock Option Agreement under the Registrant’s 2004 Stock Incentive Plan
10	.3.5**	Form of the Restricted Stock Agreement under the Registrant’s 2004 Stock Incentive Plan
10	.4**	Employment, Confidentiality and Noncompete Agreement dated May 1, 2004 between Maxine Clark and the Registrant
10	.5**	Employment, Confidentiality and Noncompete Agreement dated April 13, 2004 between Barry Erdos and the Registrant
10	.6**	Employment, Confidentiality and Noncompete Agreement dated March 7, 2004 between Tina Klocke and the Registrant
10	.7**	Employment, Confidentiality and Noncompete Agreement dated July 9, 2001 between John Burtelow and the Registrant
10	.8**	Employment, Confidentiality and Noncompete Agreement dated as of March 7, 2004 between Scott Seay and the Registrant
10	.9**	Employment, Confidentiality and Noncompete Agreement dated September 10, 2001 between Teresa Kroll and the Registrant
10	.10**	Separation Agreement and General Release dated January 31, 2004 by and between Brian C. Vent and Build-A-Bear Workshop, Inc.
10	.11**	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10	.12**	Third Amendment to Loan Documents among the Registrant, Shirts Illustrated, LLC, Build-A-Bear Workshop Franchise Holdings, Inc., Build-A-Bear Entertainment, LLC, Build-A-Bear Retail Management, LLC
10	.13**	Second Amended and Restated Loan Agreement dated February, 2002 among U.S. Bank National Association, the Registrant and Shirts Illustrated, LLC
10	.14**	First Amended and Restated Revolving Credit Note dated February, 2002 by the Registrant and Shirts Illustrated, LLC in favor of U.S. Bank National Association
10	.15**	First Amended and Restated Security Agreement dated February, 2002 among the Registrant, Shirts Illustrated, LLC and U.S. Bank National Association
10	.16**	Restricted Stock Purchase Agreement dated April 3, 2000 by and between Maxine Clark and the Registrant
10	.17**	Secured Promissory Note of Maxine Clark in favor of the Registrant, dated April 3, 2000
10	.18**	Repayment and Stock Pledge Agreement dated April 3, 2000 by and between Maxine Clark and the Registrant
10	.19**	Restricted Stock Purchase Agreement dated September 19, 2001 by and between Brian C. Vent and the Registrant

Exhibit
Number		Description

10	.20**	Secured Promissory Note of Brian C. Vent in favor of the Registrant, dated September 19, 2001
10	.21**	Repayment and Stock Pledge Agreement dated September 19, 2001 by and between Brian C. Vent and the Registrant
10	.22**	Restricted Stock Purchase Agreement dated September 19, 2001 by and between Tina Klocke and the Registrant
10	.23**	Secured Promissory Note of Tina Klocke in favor of the Registrant, dated September 19, 2001
10	.24**	Repayment and Stock Pledge Agreement dated September 19, 2001 by and between Tina Klocke and the Registrant
10	.25**	Public Warehouse Agreement dated April 5, 2002 between the Registrant and JS Logistics, Inc., as amended
10	.26**	Agreement for Logistics Services dated as of February 24, 2002 by and among the Registrant and HA Logistics, Inc.
10	.27†**	Lease Agreement dated as of June 21, 2001 between the Registrant and Walt Disney World Co.
10	.28**	Amendment and Restatement of Sublease dated as of June 14, 2000 by and between NewSpace, Inc. and the Registrant
10	.29**	Lease dated May 5, 1997 between Smart Stuff, Inc. and Hycel Partners I, L.P.
10	.30**	Agreement dated October 16, 2002 between the Registrant and Hycel Properties Co., as amended
10	.30.1**	Letter Agreement dated September 30, 2003 between the Registrant and Hycel Properties Co.
10	.31**	Construction Management Agreement dated November 10, 2003 by and between the Registrant and Hycel Properties Co.
10	.32**	Agreement dated July 19, 2001 between the Registrant and Adrienne Weiss Company
10	.33**	Lease between 5th Midtown LLC and the Registrant dated July 21, 2004
10	.34**	Exclusive Patent License Agreement dated March 12, 2001 by and between Tonyco, Inc. and the Registrant
10	.35**	Standard Form Industrial Building Lease dated August 28, 2004 between First Industrial, L.P. and the Registrant
21	.1**	List of Subsidiaries of the Registrant
23	.1**	Consent of KPMG LLP
23	.2**	Consent of Bryan Cave LLP (included in the opinion filed as Exhibit 5.1)
24	.1**	Powers of Attorney

*	To be filed by amendment to this registration statement

**	Previously filed.

†	Confidential treatment requested as to certain portions filed separately with the Securities and Exchange Commission

(b)	Financial Statement Schedules

      Schedules not listed above have been omitted because they are inapplicable or the requested information is shown in the financial statements of the Registrant or notes thereto.

Item 17.	Undertakings

      The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Pre-Effective Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 26th day of October, 2004.

BUILD-A-BEAR WORKSHOP, INC.

By:	/s/ TINA KLOCKE

Name: Tina Klocke

Title:	Chief Financial Bear, Treasurer and Secretary

      Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 8 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures		Title	Date

/s/ MAXINE CLARK* Maxine Clark		Chief Executive Bear and Chairman of the Board (Principal Executive Officer)	October 26, 2004

/s/ BARNEY A. EBSWORTH* Barney A. Ebsworth		Director	October 26, 2004

/s/ JAMES M. GOULD* James M. Gould		Director	October 26, 2004

/s/ WILLIAM REISLER* William Reisler		Director	October 26, 2004

/s/ FRANK M. VEST, JR.* Frank M. Vest, Jr.		Director	October 26, 2004

/s/ TINA KLOCKE Tina Klocke		Chief Financial Bear, Treasurer and Secretary (Principal Financial and Accounting Officer)	October 26, 2004

*By:	/s/ TINA KLOCKE Attorney-in-fact